UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number: 001-32228

Delaware (State of incorporation)	91-2023525 (I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301 Newark, DE (Address of principal executive offices)	19713 (Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 3 — SECURITIES AND TRADING MARKET

ITEM 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 29, 2007, O2Diesel Corporation (the “Company”) received notice from the staff of The American Stock Exchange (“AMEX”) indicating that the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide, in that its stockholders’ equity is less than $6 million and it has losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain listing of the Company’s Common Stock on AMEX, the Company must submit a plan by July 27, 2007, advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the applicable listing standards by December 29, 2008. If AMEX accepts the plan, the Company may be able to continue its listing until December 29, 2008, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan, or even if accepted, the Company is not in compliance with the continued listing standards at December 29, 2008, or does not make progress consistent with the plan during such period, AMEX may initiate delisting proceedings with respect to the Common Stock.

The Company intends to submit a compliance plan to AMEX by July 27, 2007. The Company’s Common Stock continues to trade on AMEX.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Text of Press Release, issued by O2Diesel Corporation on July 6, 2007.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Alan R. Rae
Chief Executive Officer

Date: July 6, 2007